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Exhibit 8.1

Goodwin Procter LLP
Counsellors at Law
Exchange Place
Boston, MA 02109

June 17, 2005

Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, FL 33431

Re: Gables Residential Trust—Certain Federal Income Tax Matters

Ladies and Gentlemen:

        This opinion is delivered to you in our capacity as counsel to Gables Residential Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 65,967 common shares of beneficial interest, par value $.01 per share (the "Redemption Shares"), of the Company. The Redemption Shares may be issued by you if and to the extent that certain holders of units of limited partnership ("Units") in Gables Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), tender such Units to the Operating Partnership for redemption and you exercise your contractual right to acquire such tendered Units for Redemption Shares.

        In rendering the following opinion, we have examined the Amended and Restated Declaration of Trust, the Second Amended and Restated Bylaws of the Company (the "Organizational Documents"), the Agreement and Plan of Merger relating to the Mergers, as defined in the Registration Statement (the "Merger Agreement"), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

        We also have relied upon certain representations from you and certain of your affiliates contained in a representation letter provided to us in connection with the preparation of this opinion (the "REIT Certificate"), regarding the manner in which you have been and will continue to be owned and operated. We assume that such representations are and will remain true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We also assume, in the event that you consummate the Mergers, that (i) the Mergers will occur in accordance with the terms of the Merger Agreement, without amendment, modification or waiver of any term or condition of such agreement in a manner that would adversely affect our opinion; (ii) each party will comply with any covenants made by it in the Merger Agreement, except where failure to do so would not adversely affect our opinion; and (iii) after the Mergers, no action will be taken that (and there will be no failure to take any action where such failure) (A) would revoke or terminate your REIT election or your status as a REIT for any period or is otherwise inconsistent with your status as a REIT for any period or (B) is inconsistent, in a manner that would adversely affect our opinion, with any of the representations provided to us from you in connection with the preparation of this opinion letter. The term "action" shall include without limitation any tax filing or position taken on a tax filing.

        For purposes of our opinion, we have relied solely on the Organizational Documents, the REIT Certificate, the Merger Agreement and the assumptions set forth herein. For purposes of our opinion, we have not investigated or verified the accuracy of any of the representations in the REIT Certificate, your compliance with the REIT Certificate, or the accuracy of our assumptions.

        In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties.

        Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and administrative and judicial interpretations thereof as in effect for each of the taxable years covered by our opinion and, in the case of taxable years ending after December 31, 2004, as in effect as of the date of this opinion.

        Based upon the foregoing, and subject to the limitations set forth herein:

1.
We are of the opinion that commencing with your first taxable year ended December 31, 1994, you have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and your proposed method of operation, as described in the REIT Certificate, will enable you to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.
We hereby confirm the opinions of Goodwin Procter LLP set forth in the prospectus contained in the Registration Statement under the heading "United States Federal Income Tax Consequences."

        We express no opinion other than the opinions expressly set forth herein. Furthermore, your ability to qualify as a REIT depends on your having satisfied, in each taxable year, through your actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for qualification as a REIT. We have not verified compliance with those requirements. It is possible that you may not in fact have satisfied those requirements. Our opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service or a court could disagree with our conclusion. Changes in applicable law could cause your federal income tax treatment to differ materially and adversely from the description above.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "United States Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP

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  Exhibit 8.1